Exhibit (4)(vii)(6)

Contract Correspondence

Contract Information : : : : : : : : : : : : :
	Date	<DATE>
*** W360 *** <RECIPIENT NAME 1> <RECIPIENT NAME 2> <RECIPIENT ADDRESS 1> <RECIPIENT ADDRESS 2> <RECIPIENT ADDRESS 3> <RECIPIENT ADDRESS 4> <CITY> <STATE> <ZIP> <COUNTRY (IF INTERNATIONAL)>	Owner	<OWNER FULL NAME>
	<Joint Owner>	<JOINT OWNER FULL NAME>
	Contract Number	<CONTRACT NUMBER>

	Subject	GMIB Exchange Right &
Notice of GMIB Rider Charge Increase

	Page	1 of <9>

Dear <OWNER FULL NAME> <AND> <JOINT OWNER FULL NAME>,

MassMutual’s purpose is to help people secure their future and protect the ones they love. To help protect your future, over a decade ago, you purchased a MassMutual variable annuity contract with a guaranteed minimum income benefit (GMIB) feature.

We recognize that over time financial needs and circumstances may change and for many who purchased these annuities, the GMIB feature may no longer fit with their financial objectives.

We are therefore offering you at this time a GMIB Exchange Right as explained below. It is important to note that MassMutual will also be implementing a Charge Increase for the GMIB feature after the conclusion of the GMIB Exchange Right Period.

The GMIB Exchange Right provides you with the opportunity to terminate the GMIB feature and, in turn, receive an immediate increase in your contract value.

We believe that offering this right to exchange your GMIB feature could be beneficial to both you and MassMutual. You may no longer need or want the GMIB feature because financial circumstances may have changed since you purchased your contract. We will benefit because the cost and financial impact to us of providing the GMIB feature will decrease.

If you choose to exercise your GMIB Exchange Right, your contract value will be increased by $<OFFER AMT>*, which is the GMIB Exchange Value. This right to exchange your GMIB feature for an increase in your contract value is available during the Exchange Right Period: <OFFER START DATE> until <OFFER END DATE.>.

(Continued)

© 2020 Massachusetts Mutual Life Insurance Company (MassMutual®), Springfield, MA 01111-0001. All rights reserved. www.MassMutual.com.

For more information or general questions please use the following resources.

. . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Contact MassMutual
www.MassMutual.com 1-800-272-2216 Monday-Friday 8:00 a.m. - 8:00 p.m. ET Fax #: 1-866-329-4272	MassMutual Document Management Services 1295 State Street Springfield, MA 01111-0001

www.MassMutual.com	Page 2 of <9>
Contract Number: <CONTRACT NUMBER>	<OWNER FULL NAME> | <JOINT OWNER FULL NAME>

Please note:

•	If you agree to exercise this GMIB Exchange Right, your GMIB feature will terminate, the associated GMIB charge will not apply, and your variable annuity contract will remain inforce. However, your participation in the asset allocation program associated with the GMIB feature will not automatically terminate. You must contact us to initiate an allocation change or transfer request.

•	If you choose not to exercise this GMIB Exchange Right, your variable annuity contract along with your GMIB feature will remain inforce and your GMIB feature will be subject to the charge increase explained below.

•	To exercise the GMIB Exchange Right, you must complete and return the enclosed GMIB Rider Exchange Acceptance Form. The form needs to reach us prior to the close of the New York Stock Exchange on <OFFER END DATE>. Simply complete the enclosed form and return it in the postage paid envelope provided, or scan it and email it to annfax@massmutual.com, or fax it to 866-329-4272.

GMIB Charge Increase. You may decide that the GMIB feature continues to provide valuable benefit to you and that it would not be in your interest to terminate it. Please note that our cost of providing the GMIB feature has increased since you purchased your variable annuity contract with the GMIB feature. As a result of the increased cost to offer this benefit, and in accordance with the terms of your contract, we will be increasing your current charge of <CURRENT RIDER CHARGE> for the GMIB feature to the maximum of 1.50% as of December 15, 2020. If you choose not to exercise the GMIB Exchange Right, the charge for the GMIB feature will increase effective December 15, 2020.

For additional information, please read the enclosed Prospectus supplement, Endorsement and the GMIB Rider Exchange Acceptance Form.

Please contact your financial professional or our Service Center for assistance in determining the amount of guaranteed income that your GMIB feature may provide at a future date. You may also ask for assistance in determining the amount of guaranteed income you would receive if you exercise your GMIB Exchange Right instead and then applied your contract value, increased by the GMIB Exchange Value, to an annuity option.

We recommend that you carefully review your options and that you consult with a financial, legal or tax professional if you need help determining which option would be most appropriate for you. If you have any questions, please call 800-272-2216 so a member of our customer service staff can help you.

We are here to help and we remain committed to serving your retirement income needs.

Thank you,

/s/ Phillip Michalowski

Phillip Michalowski, Head of Annuity Product

*The increase in your contract value will be adjusted for any annuitization of the GMIB value that occurs during the Exchange Right Period. See the enclosed endorsement for details.